Exhibit 5.1

VALERO ENERGY CORPORATION	Jason Fraser
Executive Vice President
and General Counsel

April 16, 2020

Valero Energy Corporation

One Valero Way

San Antonio, Texas 78249

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of Valero Energy Corporation, a Delaware corporation (the “Company”), and have acted as counsel for the Company in connection with its offering of $850 million aggregate principal amount of 2.700% Senior Notes due 2023 (the “2023 Notes”) and $650 million aggregate principal amount of 2.850% Senior Notes due 2025 (together with the 2023 Notes, the “Notes”), which it is offering under the Registration Statement on Form S-3 (Registration No. 333-224993) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance and sale from time to time by the Company of unsecured senior debt securities under Rule 415 of the Securities Act.

The Notes have been issued pursuant to the Indenture dated as of March 10, 2015 between the Company and U.S. Bank National Association, as Trustee (the “Senior Indenture”).

In furnishing this opinion, I or members of my staff have examined, among other agreements, instruments and documents, and relied without investigation as to matters of fact upon, copies of the restated certificate of incorporation, as amended to date, and the amended and restated by-laws of the Company; the Senior Indenture; the global notes representing the Securities; the Registration Statement and its exhibits; the prospectus included in the Registration Statement; the prospectus supplement dated as of April 14, 2020 and filed with the Commission on April 14, 2020 under Rule 424(b)(5) of the Securities Act (the “Prospectus”); the Underwriting Agreement dated as of April 14, 2020 among the Company and BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC, as representatives of the several underwriters named therein, relating to the offering and sale of the Notes (the “Underwriting Agreement”); resolutions of the Board of Directors of the Company; corporate records of the Company, including minute books of the Company; certificates of public officials and of representatives of the Company; statutes and other instruments and documents as I have deemed necessary or appropriate to form a basis for the opinions hereinafter expressed.

In connection with this opinion, I have assumed: (a) the genuineness of all signatures on all documents examined by me and (b) the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

Valero Energy Corporation

April 16, 2020

Based upon, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

2. The Notes will, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Senior Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that enforcement is subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

The opinions set forth above are limited in all respects to matters of Texas law, the General Corporation Law of the State of Delaware and the federal laws of the United States, in each instance as currently in effect, and in each case, exclusive of municipal, local and county ordinances, laws, rules and regulations. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed on the date hereof. Additionally, I hereby consent to the reference to me under the caption “Legal Matters” in the Prospectus. In giving such consent, I do not hereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jason Fraser